Exhibit 99.1

Contacts:

Investors:  Myesha Edwards, InterMune, Inc., 415-466-2242, ir@intermune.com

Media:  Ian McConnell, WeissCom Partners, Inc. 415-362-5018, ian@weisscom.net

INTERMUNE ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

— 2003 Operating Expense Guidance Lowered —

— Company Announces Plans for Pivotal Phase III Trial of Actimmune in IPF —

BRISBANE, Calif., July 29, 2003 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the second quarter and six months ended June 30, 2003.

For the second quarter of 2003, InterMune recorded total net product sales of $35.7 million, compared to $23.7 million for the same quarter in 2002, an increase of 51%.  Net sales of Actimmune® (interferon gamma-1b) for the second quarter of 2003 were $33.1 million, compared to $22.6 million in the same period in 2002, an increase of 46%.

“We are pleased to report that product revenues are in line with our recently updated guidance,” said Bill Ringo, InterMune’s Executive Chairman and Interim CEO and President.  “We are also lowering our range of 2003 operating expense guidance by $17 to $18 million while continuing to advance our core development programs. We are committed to the fiscal discipline necessary to achieve profitability.”

The net loss for the second quarter of 2003 was $20.3 million, or $0.64 per share, compared to a net loss of $30.1 million, or $0.97 per share, in the second quarter of 2002.  Cost of goods sold for the second quarter ended June 30, 2003 was $7.9 million, approximately 22% of net product sales, compared to $4.7 million, or approximately 20% of net product sales, in the same quarter in 2002.  The increase in cost of goods sold as a percentage of sales in the second quarter of 2003 was largely attributable to a change in product mix during the period.

Research and development (R&D) expenses for the second quarter ended June 30, 2003 were $28.4 million, compared to $29.5 million for the same quarter in 2002.  The lower spending in the second quarter of 2003 was largely due to the completion of clinical trials for oritavancin and interferon gamma-1b.

Selling, general and administrative (SG&A) expenses for the quarter ended June 30, 2003 were $17.5 million, compared to $18.2 million for the same quarter in 2002.  The decrease in spending in the second quarter of 2003 was primarily due to lower non-cash compensation charges, offset in part by increased litigation related expenses.

Net interest expense for the second quarter of 2003 was $1.4 million, compared to net interest expense of $0.4 million for the same quarter in 2002.  The increase in net interest expense for the second quarter of 2003 was due to lower interest income as a result of substantially lower market interest rates earned on the Company’s portfolio in the quarter and a lower average portfolio balance.

InterMune also reported results of operations for the six months ended June 30, 2003.  The Company recorded net product sales of $76.1 million for the six months ended June 30, 2003, an increase of 80% over the same period in 2002.  Actimmune sales for the first six months of 2003 were $71.0 million, compared to $40.3 million for the first six months of 2002, an increase of 76%.

The net loss for the six months ended June 30, 2003 was $39.3 million, or $1.24 per share.  This compares to a net loss for the same period last year of $75.2 million, or $2.52 per share.  The net loss for the six months ended June 30, 2003 included one-time payments totaling $1.8 million, or $0.06 per share, to Amgen Inc. and Nektar Therapeutics related to performance milestones that InterMune achieved in its pegylated consensus interferon alfacon-1 (PEG-Infergen) program.  Excluding the one-time payments in 2003 to Amgen and Nektar, the non-GAAP net loss for the six months ended June 30, 2003 was $37.5 million, or $1.19 per share.  The net loss for the six months ended June 30, 2002 included a one-time payment of $18.8 million, or $0.63 per share, for the acquisition of pirfenidone from Marnac, Inc.  Excluding the one-time payment to Marnac, the non-GAAP net loss for the six-month period in 2002, was $56.5 million or $1.89 per share.

Cost of goods sold for the six months ended June 30, 2003 was $17.7 million, approximately 23% of net product sales, compared to $10.1 million, or approximately 24% of net product sales, for the same period in 2002.

R&D expenses for the six months ended June 30, 2003 were $60.3 million compared to $53.1 million for the same period ended June 30, 2002.  The higher spending in 2003 was largely attributable to expenses associated with the development of oritavancin and PEG-Infergen, along with expenses associated with the Company’s applied research efforts.

SG&A expenses were $31.1 million and $32.8 million for the six-month periods ended June 30, 2003 and 2002, respectively.  The decrease in spending in 2003 was primarily due to lower non-cash compensation charges and expenses associated with marketing related activities, offset in part by increased litigation related expenses.

Net interest expense for the six months ended June 30, 2003 was $2.7 million, compared to net interest expense of $1.2 million for the same period last year.  The increase in net interest expense for 2003 was due to lower interest income as a result of substantially lower market interest rates earned on the Company’s portfolio and a lower average portfolio balance for the period.

At June 30, 2003, the Company’s cash, cash equivalents and available-for-sale securities totaled $257.0 million.

2003 Financial Outlook

InterMune reiterated its revenue guidance for 2003 as provided on June 11, 2003.  The Company projects total net product sales for 2003 to be in the range of $145 to $165 million, with Actimmune net sales projected to be in the range of $135 to $150 million for the full year.

The Company also announced that it has lowered its operating expense guidance for 2003.  The Company’s R&D expense guidance for 2003, excluding acquired R&D and milestone payments, was reduced to $125 to $135 million from $140 to $150 million.  SG&A expense guidance for 2003 was reduced to $78 to $82 million from $80 to $85 million.  Based on the projected progress of InterMune’s current development programs, the Company anticipates acquired R&D and milestone payments to be approximately $13.0 million for 2003.

Second Quarter and Recent Pipeline and Operational Highlights

Pulmonology

•                  InterMune intends to initiate a pivotal Phase III trial to evaluate the safety and efficacy of interferon gamma-1b in patients with mild to moderate idiopathic pulmonary fibrosis (IPF) by the end of this year.  The randomized, double-blind, placebo-controlled, multinational study will enroll approximately 600 patients at 60 sites in North America and Europe who will receive either interferon gamma-1b or placebo.  Each patient enrolled will be followed for at least 24 months.  The primary endpoint is survival time.

•                  InterMune had a major presence at the 99th International Conference of the American Thoracic Society (ATS) in Seattle:

•                  Follow-up data from InterMune’s initial Phase III clinical trial of interferon gamma-1b in IPF and clinical study results from an interim analysis of an independent European study of interferon gamma-1b in IPF were presented.

•                  A randomized, double-blind, placebo-controlled Phase II clinical trial of interferon gamma-1b revealed new findings about the multiple mechanisms through which the drug may exert its therapeutic effect in IPF patients.

•                  InterMune announced data from a Phase II proof of concept trial of pirfenidone for pulmonary fibrosis suggesting the drug may be more efficacious than prednisone in patients with IPF.

Hepatology

•                  Interim data from an investigator-initiated trial were presented in May at the Digestive Disease Week 2003 conference in Orlando, Florida. These data showed high early virologic response rates in a clinical trial of daily dosing and induction dosing regimens of Infergen® (interferon alfacon-1) followed by daily combination therapy with lower doses of Infergen plus ribavirin in 50 chronic hepatitis C patients non-responsive to pegylated interferon and ribavirin combination therapy (non-responders).

Infectious Disease

•                  InterMune announced positive top-line results of a confirmatory pivotal Phase III clinical trial of the Company’s intravenous investigational antibiotic, oritavancin, for the treatment of complicated skin/skin-structure infections (cSSSI) caused by gram-positive bacteria.

•                  This 1,267-patient trial achieved its primary efficacy endpoint and demonstrated that oritavancin was as effective as the comparator regimen of vancomycin followed by cephalexin, even when administered for approximately half the number of days.  In addition, oritavancin was significantly better tolerated than the comparator regimen.  This is the second large clinical trial to demonstrate the excellent efficacy and safety profile of oritavancin for the treatment of cSSSI.

•                  The Company will submit these data for presentation at the next appropriate medical meeting and plans to submit a New Drug Application (NDA) with the FDA in the first half of 2004.

Organization

•                  InterMune’s Board of Directors appointed Bill Ringo to serve as Executive Chairman and interim CEO and President following the resignation of Scott Harkonen.  The Board established a search committee and the Company engaged an executive search firm to identify qualified candidates to fill the position of CEO and President.

•                  Roger L. Hawley joined InterMune as Executive Vice President of Commercial Operations.

•                  InterMune hired Fred J. Schreiber as the new Senior Vice President of Human Resources.

Conference Call and Webcast on July 29, 2003

The Company’s management will host a conference call on July 29, 2003 at 4:30 p.m. EDT to discuss the second quarter financial results.  Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international).  A replay of the webcast and teleconference will be available approximately three hours after the call for two business days. To access the replay, please call 1-800-642-1687 (U.S.) or 706-645-9291 (international), and enter the conference ID# 1121205.

To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

About Actimmune® (interferon gamma-1b)

Interferon gamma is a naturally occurring protein that stimulates the immune system.  InterMune markets Actimmune for the treatment of two life-threatening congenital diseases:  chronic granulomatous disease and severe, malignant osteopetrosis.  The most commons side effects are flu-like symptoms, including fever, headache and chills.  InterMune is currently conducting a Phase III study of interferon gamma-1b in ovarian cancer and a Phase II study of interferon gamma-1b for the treatment of severe liver fibrosis, or cirrhosis, caused by hepatitis C virus (HCV).  Physicians and patients can obtain additional prescribing information regarding Actimmune, including the product’s safety profile, by visiting www.actimmune.com.

About Infergen® (interferon alfacon-1)

Infergen is a bio-optimized type 1 interferon alpha indicated for treatment of adult patients with chronic HCV infections.  Infergen is the only interferon alpha with data in the label regarding use in patients following relapse or non-response to treatment with certain previous treatments.  The most common side effects are flu-like symptoms (i.e. headache, fatigue, fever, myalgia, and rigors). Physicians and patients can obtain additional prescribing information regarding Infergen, including the product’s safety profile, by visiting www.infergen.com, including the black box warning for all interferon alphas regarding psychiatric, autoimmune, ischemic and infectious disorders.

About InterMune

InterMune is a biopharmaceutical company focused on the development, applied research and marketing of life-saving therapies for pulmonary, hepatic and infectious diseases. For additional information about InterMune, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements indicating that:  (A) InterMune projects for 2003:  (i) lowering operating expense guidance by $17 to $18 million; (ii) total net product sales of $145 to $165 million; (iii) Actimmune net product sales of $135 to $150 million; (iv) R&D expenses, excluding in-process R&D, will be $125 to $135 million; (v) SG&A expenses will be $78 to $82 million; (vi) success-based milestone payments will be approximately $13 million;  (B) InterMune intends to initiate a pivotal Phase III trial of interferon gamma-1b for the treatment of IPF by the end of this year; and (C) InterMune believes that: (i) data from a Phase II trial of pirfenidone for pulmonary fibrosis suggests the drug may be more efficacious than prednisone in patients with IPF; and (ii) it will submit Phase III oritavancin data at the next appropriate medical meeting and a New Drug Application (NDA) with the FDA in the first half of 2004.  All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in detail under the heading “Risk Factors” and the other risks and factors discussed in InterMune’s 10-Q report filed with the SEC on May 14, 2003, and other periodic reports (i.e., 10-K and 8-K) filed with the SEC, which are incorporated herein by reference.  The risks and other factors that follow, concerning the forward-looking statements in this press release, should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-Q report and InterMune’s other periodic reports filed with the SEC.  The forward-looking statements in (A) above are subject to the risks and uncertainties that include, without limitation, those associated with: (i) a continuing increase in sales of Actimmune for IPF, an indication for which Actimmune has not been approved by the FDA; (ii) regulation by the FDA or other governmental authorities with respect to InterMune’s communications with physicians; (iii) an increase in Infergen and Amphotec/Amphocil sales; (iv) whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) significant regulatory, supply, intellectual property and competitive barriers in various markets; and (vi) significant competition. The forward-looking statements in (B) above are subject to the risks and uncertainties that include, without limitation, those associated with budget constraints and the FDA not approving an additional survival trial.   The forward-looking statements in (C)(i) above are subject to the risks and uncertainties that include, without limitation, those associated with a Phase III trial of pirfenidone not demonstrating at least the same suggestive efficacy results as the Phase II trial.  The forward-looking statements in (C)(ii) above are subject to the risks and uncertainties that include, without limitation, those associated with budget constraints, problems with data recovery or unexpected FDA requirements for the NDA.

###

InterMune, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Product sales
Actimmune, net	$33,073	$22,596	$70,998	$40,310
Other, net	2,666	1,062	5,147	2,100
Total net sales	35,739	23,658	76,145	42,410

Costs and expenses:
Cost of goods sold	7,925	4,742	17,712	10,145
Amortization of product rights	940	815	1,880	1,630
Research and development	28,360	29,539	60,255	53,104
Acquired R&D and milestone payments	—	—	1,750	18,750
Selling, general and administrative	17,474	18,229	31,140	32,820
Total costs and expenses	54,699	53,325	112,737	116,449

Loss from operations	(18,960)	(29,667)	(36,592)	(74,039)

Interest income	1,052	2,059	2,192	3,747
Interest expense	(2,408)	(2,489)	(4,850)	(4,933)

Net loss	$(20,316)	$(30,097)	$(39,250)	$(75,225)

Basic and diluted net loss per share	$(0.64)	$(0.97)	$(1.24)	$(2.52)
Shares used in calculating basic and diluted net loss per share	31,645	31,072	31,590	29,823

Comparative amounts excluding Acquired R&D and Milestone Payments

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net loss	$(20,316)	$(30,097)	$(39,250)	$(75,225)
less: Acquired R&D and milestone payments	—	—	(1,750)	(18,750)
Non-GAAP net loss excluding acquired R&D and milestone payments	$(20,316)	$(30,097)	$(37,500)	$(56,475)

Non-GAAP net loss per share	$(0.64)	$(0.97)	$(1.19)	$(1.89)
Shares used in calculating Non-GAAP basic and diluted net loss per share	31,645	31,072	31,590	29,823

InterMune, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2003	December 31, 2002
Cash, cash equivalents and available-for-sale securities	$256,993	$316,411
Other assets	75,199	68,470
Total assets	$332,192	$384,881

Total liabilities	$38,111	$52,663
Convertible subordinated notes	149,500	149,500
Stockholders’ equity	144,581	182,718
Total liabilities and stockholders’ equity	$332,192	$384,881